FOR IMMEDIATE RELEASE
For: Great American Financial Resources, Inc.	Contact: Mark F. Muething
250 East Fifth Street	Executive Vice President
Cincinnati, OH 45202	513-333-5515

Web Site: www.gafri.com

GREAT AMERICAN FINANCIAL RESOURCES REPORTS

1ST QUARTER RESULTS

CINCINNATI, OHIO - April 25, 2006 - Great American Financial Resources, Inc. ("GAFRI") (NYSE: GFR) today reported net income of $18.6 million ($0.39 per share) for the 2006 first quarter compared to
$17.8 million ($0.38 per share) for the 2005 first quarter. GAFRI's net income for the 2005 first quarter included $3.6 million ($0.08 per share) in income from its discontinued Puerto Rico insurance operations, Great American Life Assurance Company of Puerto Rico ("GA-PR"), which was sold in January 2006.

GAFRI has consistently utilized "core net operating earnings," a non-GAAP financial measure commonly used in the life insurance industry, as an economic measure. Many investors and analysts focus on this non-GAAP measure which sets aside items that may not be indicative of core operating earnings, which for GAFRI includes discontinued operations, realized investment gains (losses) and loss on retirement of debt. GAFRI believes that excluding the impact of these items is useful for analysts and investors in analyzing ongoing operating trends.

Core net operating earnings from continuing operations, before items mentioned above, increased approximately 28% to $18.3 million ($0.38 per share) in the first quarter of 2006 from $14.3 million ($0.30 per share) in the first quarter of 2005. This increase reflects improvement in GAFRI's fixed annuity and life operations, as well as the investment of the dividends received in 2005 from GA-PR and proceeds related to the sale of that company. S. Craig Lindner, the Company's Chief Executive Officer, summarized the results by saying, "Our core lines of business continue to perform well. We remain committed to growing these lines and believe that our financial and operational strengths will allow us to capitalize on opportunities in these areas."

Financial Strength and Liquidity

GAFRI continues to achieve record levels of stockholders' equity, book value per share, and capital in its insurance subsidiaries. Furthermore, at March 31, 2006, GAFRI (parent) had nearly $70 million of cash and investments on hand, and had no amounts borrowed under its bank credit line. In addition, at March 31, 2006, GAFRI's debt to capital ratio of 23% was at its strongest level ever. Mr. Lindner commented, "The continued strengthening of our financial condition provides us with the flexibility to grow our core businesses both organically and through acquisitions."

Acquisitions

As previously announced, in January 2006, GAFRI acquired the fixed annuity block of business written by Old Standard Life Insurance Company. As part of the assets transferred in the reinsurance transaction, Great American Life also acquired the stock of Old West Annuity and Life Insurance Company. GAFRI continues to evaluate several other acquisition opportunities.

Premiums

Statutory premiums of nearly $300 million in the first quarter of 2006 were 12% lower than in 2005. Premiums in the first quarter of 2005 included approximately $100 million of traditional fixed annuity premiums from policyholders of an unaffiliated company in rehabilitation who chose to transfer their funds to GAFRI. Excluding the $100 million, GAFRI's premiums in the first quarter of 2006 were 25% higher than the same period in 2005 due primarily to re-entering the indexed-annuity market and higher 403(b) annuity sales. In discussing the premiums, Mr. Lindner said, "The success of our introduction of indexed-annuities last year is clearly demonstrated by the first quarter premiums. We expect these products will continue to generate significant premiums as we further penetrate this market. We also anticipate introducing several new products during the balance of 2006 which are expected to generate additional premiums."

Discontinued Operations

On January 31, 2006, GAFRI completed the previously announced sale of its subsidiary, Great American Life Assurance Company of Puerto Rico ("GA-PR"), for $37.5 million in cash to Triple-S Management Corporation, also of Puerto Rico. In addition, during 2005, GAFRI received dividend payments from
GA-PR totaling $100 million.

Retirement of Debt

In the first quarter of 2006, GAFRI repurchased $54.8 million of the Company's 6-7/8% Senior Notes for $56.8 million in cash. In connection with the repurchase, GAFRI paid $1.6 million to effectively terminate the portion of an interest rate swap that covered the repurchased debt.

Subsequent Event

On April 19, 2006, GAFRI announced it signed an agreement to sell Chatham Bars Inn, its resort-hotel property located on Cape Cod, Massachusetts, for a price of $166 million. The sale, which is subject to customary closing conditions, is expected to close in the second quarter of 2006. GAFRI expects to record a gross gain (after sale expenses) of approximately $85-$90 million on the sale. After taxes and after the write-off of certain deferred acquisition costs on annuities associated with the gain recognition, the Company expects to recognize an after-tax gain of approximately $33-$36 million ($0.70-$0.75 per share). The Company has owned and operated the hotel since 1993.

About GAFRI

GAFRI is a Cincinnati-based insurance holding company with nearly $12 billion in assets. The Company's subsidiaries include Great American Life Insurance Company, Annuity Investors Life Insurance Company, United Teacher Associates Life Insurance Company (headquartered in Austin, Texas) and Loyal American Life Insurance Company. Through these companies, GAFRI markets traditional fixed, indexed and variable annuities and a variety of supplemental insurance products.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 encourages corporations to provide investors with information about the Company's anticipated performance and provides protection from liability if future results are not the same as management's expectations. Documents may contain certain forward-looking statements that are based on assumptions which management believes are reasonable but, by their nature, inherently uncertain. Future results could differ materially from those projected. Factors that could cause such differences include, but are not limited to: changes in economic conditions, regulatory actions and competitive pressures. Forward-looking statements are made only as of the date of their release and GAFRI does not have any obligation to update any forward-looking statements to reflect subsequent events or circumstances.

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Conference Call

GAFRI's results will be discussed as part of a conference call being conducted by American Financial Group, Inc., GAFRI's majority shareholder. The call will be held at 11:30 a.m. (EDT) on Wednesday, April 26, 2006. Toll-free telephone access will be available by dialing 1-866-356-3093, (International dial in 617-597-5381). Please dial in 5 to 10 minutes prior to the scheduled start time of the call. A replay of the call will also be available two hours following the completion of the call, at approximately 1:30 p.m. (EDT) and will run until 11:59 p.m. on May 3, 2006. To listen to the replay, dial 1-888-286-8010, (International dial in 617-801-6888) and provide the confirmation code 83054586. The conference call will also be broadcast over the Internet. To listen to the call via the Internet, go to AFG's Web site, www.afginc.com, and follow the instructions at the webcast link within the Investor Relations section.

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GREAT AMERICAN FINANCIAL RESOURCES, INC.

Summary of Earnings

(In millions, except per share amounts)

	Three months ended March 31,
	2006	2005
Revenues:
Life, accident and health premiums (a)	$ 76.5	$ 73.6
Net investment income	147.9	141.0
Other income (b)	26.1	25.6
	250.5	240.2
Costs and Expenses:
Benefits to policyholders	147.1	140.4
Insurance acquisition expenses	31.5	30.4
Interest and other financing expenses	6.2	6.8
Other expenses (b)	37.4	40.7
	222.2	218.3

Core operating earnings from continuing operations	28.3	21.9
Related income taxes	10.0	7.6

Core net operating earnings from continuing operations	18.3	14.3

Non-operating items, after-tax
Realized investment gains (losses)	2.7	(0.1)
Loss on retirement of debt	(2.4)	-
Discontinued Puerto Rican insurance operations	-	3.6

Net Income	$ 18.6	$ 17.8

Average common shares outstanding - diluted	48.0	47.3

Diluted earnings per common share:
Core net operating earnings from continuing operations	$ 0.38	$ 0.30
Realized investment gains (losses)	0.06	-
Loss on retirement of debt	(0.05)	-
Discontinued Puerto Rican insurance operations	-	0.08
Net income	$ 0.39	$ 0.38

Supplemental Information (Premiums exclude GA-PR)
Fixed annuity premiums (a)	$144.5	$238.1(c)
Indexed-annuity premiums (a)	53.9	1.2
Variable annuity premiums (a)	24.0	26.1
Total statutory premiums, including life, accident and health premiums	296.9	336.7(c)

Book value per share, including all unrealized gains (losses)(d)	$19.64	$21.29
Book value per share, excluding unrealized gains (losses) on fixed maturities	$20.61	$19.21

  For GAAP purposes, annuity premiums are accounted for as deposits rather than revenues.

  Other income and expenses in 2005 include the results of the Driskill Hotel (income of $4.7 million; expenses of $3.8 million), which GAFRI sold in the fourth quarter of 2005. In addition, other income in 2006 includes $4.9 million of income resulting from a payment from Palm Beach County, Florida in exchange for the imposition of certain limitations on future development of a marina owned by the Company.

  Includes approximately $100 million received from policyholders of an unaffiliated company in rehabilitation who chose to transfer their funds to GAFRI.

  The decrease in book value per share, including all unrealized gains (losses), reflects primarily the decrease in unrealized gains due to increases in market interest rates.

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